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As filed with the Securities and Exchange Commission on June 6, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Remedent USA, Inc.
(Exact name of registrant as specified in its charter)

Nevada	86-0837251
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Remedent USA, Inc.
1220 Birch Way
Escondido, CA 92027
(760) 781-3333

(Address of Registrant's principal executive offices, including zip code)

ADVISOR COMPENSATION PLAN
(Full title of the Plan)

Interwest Transfer Company
1981 East 4800 South, Suite 100
Salt Lake City, UT 84117
(801) 272-9294

(Name, address and telephone number of agent for service)

Copies to:
Lynne Bolduc, Esq.
SENN PALUMBO MEULEMANS, LLP
18301 Von Karman Avenue, Suite 850
Irvine, CA 92612-1009

Approximate Date of Proposed Sale to the Public:
As soon as practicable after this Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 Par Value(1)	250,000	$0.51	$127,500	$31.88

(1)
Consists of 250,000 shares of common stock issuable for legal services to Diane O. Palumbo.

(2)
The registration fee is based upon the closing bid price of the Shares as of May 24, 2001 calculated pursuant to Rule 457(c).

PART II

Item 3.  Incorporation of Documents by Reference.

    The Registrant incorporates the following documents by reference in the registration statement:

    The Company's Quarterly Report on Form 10-QSB filed for the quarter ended December 31, 2000, the Company's Quarterly Report on Form 10-QSB filed for the quarter ended September 30, 2000 and amendment thereto, the Company's Quarterly Report on Form 10-QSB filed for the quarter ended June 30, 2000 and amendment thereto, and the description of the Company's Common Stock contained in the Company's Form 10-SB dated March 20, 2001.

    All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

    The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

    Senn Palumbo Meulemans, LLP has received 250,000 shares of Common Stock of the Company for payment of legal services which are included herein.

Item 6.  Indemnification of Officers and Directors.

    The Company's Bylaws and the Nevada Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

    The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

5	Opinion of Senn Palumbo Meulemans, LLP, consent included, relating to the issuance of the shares of securities pursuant to the Retainer Agreement
10.1	Retainer Agreement, dated March 28, 2001
23.1	Consent of Senn Palumbo Meulemans, LLP (contained in their opinion set forth as Exhibit 5)
23.2	Consent of Siegel, Smith & Garber, LLP

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Item 9.  Undertakings.

      (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Escondido, State of California, on May 22, 2001.

REMEDENT USA, INC.
By:	/s/ REBECCA M. INZUNZA Rebecca M. Inzunza President, Chief Executive Officer, Chief Financial Officer and Director

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As filed with the Securities and Exchange Commission on June 6, 2001
PART II
SIGNATURES